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                                                                    Exhibit 5.1

                                          April 4, 2002

Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts 02453

Re: Genome Therapeutics Corp.

Ladies and Gentlemen:

   This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,962,500 shares of common stock, $0.10 par value (the "Shares"), of Genome Therapeutics Corp., a Massachusetts corporation (the "Company") issuable upon conversion of $15,000,000 principal amount of 6% convertible notes (the "Notes") due December 31, 2004, upon exercise of warrants to purchase 487,500 shares of the Company's common stock (the "Warrants") as payment of interest on the Notes and for antidilution adjustments. The Shares issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares". The Company originally sold the Notes and the Warrants pursuant to a Purchase Agreement dated as of March 5, 2002 among the Company, Smithfield Fiduciary LLC and The Tail Wind Fund, Ltd. The Shares are being registered to permit the secondary trading of such Shares by the holders thereof from time to time after the effective date of the Registration Statement.

   We have acted as counsel for the Company in connection with its issuance and sale of the Notes and the Warrants and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon a signed copy of the Registration Statement and such other documents, records, certificates and instruments as we have deemed necessary.

   The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

   Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Notes or the Warrants, as the case may be, including without limitation, in the case of the Warrant Shares, when the Company has received the consideration in accordance with the terms of Warrants, the Shares will be validly issued, fully paid and non-assessable.

   We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

   It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          Ropes & Gray